EXHIBIT 99(A)



News: (BSNS WIRE) Magnum Announces Addition to the Board

Magnum Announces Addition to the Board


Business Editors

TORONTO--(BUSINESS WIRE)--MAGR--
Mr. Reno CALABRIGO, President - Magnum d'Or Resources
Inc. (OTCBB:MAGR), a junior resource exploration Company is pleased to announce the appointment of Mr. Charles K. F. Ming to the Board of Directors of Magnum d'Or Resources Inc. Mr. Ming has a wealth of knowledge and experience doing business in this area of the globe, and will be an asset to the Board, with the Company's current focus in Mongolia. Mr. Ming was appointed as Magnum's corporate representative in Asia previously, (refer to Sept. 09, 2003 press release), and the Company is pleased that he has decided to increase his involvement with Magnum. Mr. Ming firmly believes in the potential and fast pace of growth in this region in comparison to other areas of the world. Mongolia is a new frontier that is relatively unexplored, and an exciting place to participate in mineral exploration. The Company's mineral exploration properties are located not far from China, a huge growing market for metals.
Mr. Ming has had experience as a board member serving on Great Canadian Casino's, (GCD, TSX Venture) board as well as others. It is the business of the Company to acquire mineral properties that have the potential for a discovery that will enhance shareholder value.
Mr. Calabrigo continues to encourage interested parties to sign up on the Company's website http://www.magnumexploration.com/ to receive recent updates, and to review the recent updates link showcasing a PowerPoint presentation including several new detailed maps and reports on the properties.